UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2013

UBIQUITY BROADCASTING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-179738	99-0371375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9801 Research Drive Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 489-7600

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01 Other Events

On July 19, 2013, Ubiquity Broadcasting Corporation (the “Company”) entered into a cancellation agreement (the “Cancellation Agreement”) with Christopher Carmichael, the Company’s sole officer, and Brenden Garrison, pursuant to which Messrs. Carmichael and Garrison would return 3,822,223 and 177,777 shares of the Company’s common stock to the Company’s treasury, respectively, for an aggregate cancellation amount of four million (4,000,000) shares (the “Cancellation”).

The foregoing description of the Cancellation Agreement is not complete and is qualified in its entirety by reference to the copy of the Cancellation Agreement, which is attached as exhibit 10.1 to this Report.

On July 19, 213, Ubiquity Broadcasting Corporation’s (the “Company”) Board of Directors approved the forward split of the Company’s issued and outstanding shares on a basis of 1 for 4 (the “Forward Split”). The Company intends to notify the Financial Industry Regulatory Authority (“FINRA”) of the Forward Split prior to the closing of the proposed merger with Ubiquity Broadcasting Corporation, previously disclosed on the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2013. The merger has not closed and the Company cannot make any assurances that the merger will close, if ever. Upon effectiveness of the Forward Split, our issued and outstanding shares of common stock will increase from 7,220,000, taking into account the Cancellation, to 28,880,000.

Item	9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Cancellation Agreement, dated July 19, 2013, by and among Ubiquity Broadcasting Corporation, Christopher Carmichael, and Brenden Garrison.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

UBIQUITY BROADCASTING CORPORATION

Date: July 19, 2013	By:	/s/ Christopher Carmichael
Christopher Carmichael
President and Chief Executive Officer